EXHIBIT 99.2

NextMart Enhances Focus on Women’s Apparel Vertical By Acquiring
the Peeress Brand and Forming a Strategic Partnership for Retail Expansion

NEW YORK, Aug. 6 /PRNewswire-FirstCall/ — NextMart, Inc. (OTC Bulletin Board: NXMR.OB), a Chinese direct sales company, announced today that it has entered into two separate agreements to enhance its focus on the women’s apparel vertical. The agreements together give NextMart ownership of the Peeress women’s clothing brand; usage rights to Guifuren 2.0 (‘Guifuren’ is the Chinese word for ‘Peeress’), a higher-end line of the mature urban professional women’s clothing brand Guifuren; and a strategic partnership for retail distribution in Mainland China.

According to the first agreement, NextMart will acquire from Mr. Jiancai Zhou, Peeress, a women’s clothing brand with 3,000 clothing designs accumulated over a 12-year period. The consideration for the acquisition is $2.17 million, of which $1 million will be paid in cash and $1.17 million will be paid with 5 million shares of Sun 3C Media Plc (AIM:SCCC) held by NextMart.

NextMart will satisfy $500,000 of the cash consideration, and Sun Media Investment Holdings (‘SMIH’), NextMart’s parent company, will satisfy the other $500,000 on NextMart’s behalf. To compensate SMIH for its financial support in the transaction, NextMart will grant SMIH perpetual, non-exclusive usage rights to the reverse-auction software the Company purchased last year.

According to the second agreement, NextMart and Shanghai Guifuren Garment Co. Ltd (‘Guifuren Garment’) will form a strategic partnership for the sale of NextMart apparel product in Mainland China. NextMart will gain from Guifuren Garment usage rights to the Guifuren 2.0 mature urban professional women’s brand. NextMart will also obtain access to 1/3 of Guifuren Garment’s nationwide sales space in nearly 60 retail stores in exchange for a commission on in-store sales of NextMart product. Guifuren Garment will provide logistics and inventory support to NextMart at no cost.

As part of the second agreement with Guifuren Garment, NextMart will further gain:

*                    The right to open up its own shops under the name Guifuren 2.0. NextMart would assume the costs of establishing the Guifuren 2.0 stores.

*                    An option to purchase 100% of Guifuren Garment and its full operations, including all retail stores, for a consideration of $2 million USD. $1.33 million USD of this consideration would be paid in cash and $667,000 USD would be paid through the issuance of NextMart common stock, valued at $0.30 per share.

*                    Full inventory and logistical support from Guifuren Garment for NextMart’s online direct sales operations. NextMart plans to leverage this logistical support to advance its integrated offline-online e-commerce model in the area of women’s fashion and apparel.

Mr. Ren Huiliang, Chief Executive Officer of NextMart commented, “As a result of these two agreements, we have advanced our portfolio of branding, design, media/marketing, apparel production and nationwide distribution capabilities necessary to break into China’s retail market in fiscal 2008. Going forward, we plan to use our retail space in Guifuren Garment’s clothing stores to market our own NextMart private labels and other third party brands. We plan to leverage Guifuren Garment’s free back-end inventory and logistical support to build out our online e-commerce model and service up to 40 million urban female consumers (hits/month) accessible through Her Village Media. Our ultimate goal is to link our online and offline operations and create China’s leading direct sales enterprise for women’s fashion and apparel.”

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Shanghai Guifuren (translated as ‘Peeress’) Garment Co. Ltd

Based in Shanghai, Guifuren is an established producer of women’s suits and apparel for mature urban professional women between the ages of 28 and 45. Since its establishment in 1995, the Shanghai Guifuren Garment Co. has successfully developed operational capabilities for clothing design, production, marketing and retail sales in China’s five leading urban areas. It has a customer base of mature women aging 25-40 and operates nearly 60 of its own women’s clothing shops throughout Mainland China.

About NextMart, Inc.

NextMart is a China-based women’s apparel enterprise that aims to develop China’s largest shopping community for wholesale distribution and retail shopping, primarily in area of women’s fashion and apparel. The Company has core business operations in fashion branding, design, production, sourcing and wholesale distribution in China and globally. It has supporting operations in electronic parts and components distribution. Since April 2007, NextMart has centered its operations around William’s Brand Apparel Co. Ltd, its Shanghai- based apparel subsidiary. The Company has focused efforts on expanding its business client base for outsourced wholesale production. And launched initiatives to create its own private label brands and sell women’s apparel to urban consumers nationwide using an integrated offline-online direct sales model. Learn more at http://corporate.nextmart.net.

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